Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-53853

                       Prospectus Supplement

      This Prospectus Supplement supplements the information regarding Selling Shareholders found in the Prospectus Supplement filed September 18, 1998, which supplements the Prospectus dated July 9, 1998 relating to the offer for resale of $11,500,000 in aggregate liquidation preference of 7% Trust Convertible Preferred Securities (the "Convertible Preferred Securities"), liquidation amount $50 per Convertible Preferred Security. The Convertible Preferred Securities represent undivided beneficial interests in the assets of Federal-Mogul Financing Trust, a statutory business trust created under the laws of the State of Delaware and the shares of Common Stock, without par value of Federal-Mogul Corporation, a Michigan corporation, issuable upon conversion of the Convertible Preferred Securities. Capitalized terms herein are used as defined in such prospectus.

      Additional Selling Shareholders (believed to be transferors of Selling Shareholders listed in the table found in the Prospectus Supplement filed September 18, 1998, listing Selling Shareholders as of June 15, 1998) have contacted the Company since the date thereof with the following information relating to Convertible Preferred Securities held as of October 20, 1998:

                                                       Number of
                                                       Preferred
              Additional Selling Holder                Securities
              -------------------------                ----------
Julius Baer Securities.............................       2,400
Engineers Joint Pension Fund.......................       4,300
Janus Aspen Growth and Income......................         300
Janus Growth and Income............................     184,100
Putnam Convertible Income-Growth Trust.............      80,850
Putnam Balanced Retirement Fund ...................       4,800
Putnam Funds Trust -- Putnam High Yield
  Total Return Fund................................         950



      None of such Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Convertible Preferred Securities, the Convertible Subordinated Debentures or the Federal-Mogul Common Stock issuable upon conversion of the Convertible Preferred Securities, no estimate can be given as to the amount of the Convertible Preferred Securities, the Convertible Subordinated Debentures or the Federal-Mogul Common Stock issuable upon conversion of the Convertible Preferred Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Convertible Preferred Securities, since the date on which they provided the information regarding their Convertible Preferred Securities, in transactions exempt from the registration requirements of the Securities Act.
See "Plan of Distribution."

   The date of this Prospectus Supplement is October 21, 1998.